UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2026

Flexsteel Industries Inc

(Exact name of Registrant as Specified in Its Charter)

Minnesota	0-5151	42-0442319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

385 Bell Street
Dubuque, Iowa		52001-7004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (563) 556-7730

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FLXS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2026, Flexsteel Industries, Inc. (the “Company”) entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with F. Brooks Bertsch, a director of the Company, and certain family related entities listed on Schedule 1 thereto (the “Stockholders”) for the purchase by the Company of 1,279,870 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”) from the Stockholders in a privately-negotiated transaction at a purchase price of $47.00 per share and for a total purchase price of approximately $60.2 million. The purchase price represents a 2.5% discount to the closing price for the Common Stock on April 24, 2026. The Stockholders have informed the Company that they are entering into the Stock Repurchase Agreement in order to diversify their investment portfolios for financial planning purposes. The Stock Repurchase Agreement contains customary representations and warranties and covenants, and the transaction closed on April 28, 2026.

A Special Committee of the Board of Directors (the “Board”) comprised solely of independent directors recommended to the Board the approval of the Stock Repurchase Agreement and the Board, with F. Brooks Bertsch recusing himself, approved the Stock Repurchase Agreement. The purchase was funded through cash and available borrowings under the Company’s revolving credit facility. The shares purchased by the Company represent approximately 24% of the issued and outstanding shares of Common Stock of the Company immediately prior to the transaction. The transactions under the Stock Repurchase Agreement are supplemental to the Company’s previously announced stock repurchase program and do not impact the amount of permitted repurchases thereunder.

The foregoing description of the Stock Repurchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Stock Repurchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of F. Brooks Bertsch as a Director

F. Brooks Bertsch resigned from the Board pursuant to the terms of the Stock Repurchase Agreement. The resignation was effective as of April 28, 2026. Mr. Bertsch has confirmed to the Company’s Board that his resignation is not the result of any disagreement on any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

On April 27, 2026, the Company issued a press release announcing the matters set forth in Items 1.01 and 5.02 of this Current Report on Form 8-K. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) List of Exhibits

Exhibit No.	Description
10.1	Stock Repurchase Agreement by and among the Company, F. Brooks Bertsch and the other entities on Schedule 1 thereto, dated April 26, 2026
99.1	Press Release by Flexsteel Industries, Inc. dated April 27, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSTEEL INDUSTRIES, INC.

Date:	April 28, 2026	By:	/s/ Michael J. Ressler
Michael J. Ressler Chief Financial Officer